As filed with the Securities and Exchange Commission on December 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-0196936
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

210 Park Avenue, Suite 2750 Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Quest Resource Corporation 2005 Omnibus Stock Award Plan

Non-Plan Inducement Stock Option Award

(Full title of the plan)

__________________________

David C. Lawler

Chief Executive Officer

Quest Resource Corporation

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Name and address of agent for service)

(405) 600-7704

(Telephone number, including area code, of agent for service)

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, issuable pursuant to 2005 Omnibus Stock Award Plan (3)	1,265,636	$0.35 (2)	$442,972.60 (2)	$24.72

Common Stock, par value $0.001 per share, issuable pursuant to a non-plan Stock Option Agreement (3)	300,000	$0.62	$186,000.00	$10.38
TOTAL	1,565,636		$628,972.00	$35.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement will cover any additional shares of common stock that may become issuable by reason of any share split, share dividend or similar event, for which no separate consideration will be paid.

(2)

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of Quest Resource Corporation's common stock as reported on the NASDAQ Global Market on December 1, 2009.

(3)

Each share of common stock includes one preferred stock purchase right pursuant to the Rights Agreement, dated as of May 31, 2006, as amended, between Quest Resource Corporation and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed by Quest Resource Corporation ("Quest") for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Except as otherwise set forth below, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-132979) filed by Quest on April 4, 2006, relating to Quest's 2005 Omnibus Stock Award Plan (as amended and restated, the "Plan") and Quest's 401(k) Profit Sharing Plan. This Registration Statement is being filed to register an additional 1,265,636 shares available for issuance under the Plan and 300,000 shares to be issued pursuant to a non-plan stock option agreement entered into by Quest as an inducement award pursuant to Rule 5635(c)(4) of the Nasdaq Stock Marketplace Rules.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by Quest with the Securities and Exchange Commission (the "SEC") are hereby incorporated by reference in this Registration Statement:

•	Quest's Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the SEC on July 29, 2009;
•

Quest's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on August 17, 2009, for the quarter ended June 30, 2009 filed with the SEC on August 18, 2009 and for the quarter ended September 30, 2009 filed with the SEC on November 5, 2009;

•

Quest's Current Reports on Form 8-K filed with the SEC on January 2, 2009, January 9, 2009, January 14, 2009, March 9, 2009, April 3, 2009, May 18, 2009, May 26, 2009, June 3, 2009, June 23, 2009, July 7, 2009, July 17, 2009, September 17, 2009, October 1, 2009, October 8, 2009, November 2, 2009; November 20, 2009; November 25, 2009 and December 1, 2009;

•	Quest's Current Reports on Form 8-K/A filed with the SEC on January 28, 2009 and July 31, 2009; and
•

The description of Quest's common stock contained in Quest's Registration Statement on Form 8-A (File No. 000-17371) filed with the SEC on June 1, 2006 and Amendment No. 1 on Form 8-A/A filed with the SEC on July 7, 2009, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by Quest pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Officers and Directors.

Section 1 of Article X of Quest's Restated Articles of Incorporation, as amended, provides for indemnification of Quest's directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Quest, by reason of such person being or having been a director, officer, employee, fiduciary, or agent of Quest, or was serving in any such capacity on behalf of another entity at Quest's request, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Quest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 2 of Article X of Quest's Restated Articles of Incorporation, as amended, provides for indemnification of any person against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit by or in the right of Quest by reason of such person being or having been a director, officer, employee, fiduciary, or agent of Quest, or was serving in any such capacity on behalf of another entity at Quest's request, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Quest, unless such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation. However, a court overseeing such action may nonetheless determine that despite finding such person liable, such person shall be entitled to indemnification.

Quest also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity which such person is or was serving in such capacity at the request of the corporation, who was or is a party to any threatened, pending or completed action, suit or proceeding, against expenses, including legal expenses, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of a corporation, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.751 of the Nevada Revised Statutes further provides that the indemnification and advancement of expenses provided for by Sections 78.7502 and 78.751, respectively, of the Nevada Revised Statutes do not exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification continues as to persons who have ceased to be a director, officer, employee or agent, and to such person's heirs, executors and administrators.

Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify such person against such liabilities and expenses.

As permitted by the Nevada Revised Statutes, Quest has entered into indemnification agreements with each of its directors and executive officers that require Quest to indemnify such persons against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party, or is otherwise involved in, by reason of the fact that such person is or was a director, an officer or an employee of Quest, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to Quest's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful or if such person is not liable to Quest pursuant to Section 78.138 of the Nevada Revised Statutes. However, in the case of any threatened, pending or completed derivative action, suit or proceeding, no indemnification will be made in respect of any claim, issue or matter as to such person if a court of competent jurisdiction, after exhaustion of all appeals therefrom, has found such person to be liable to Quest or for amounts paid in settlement to Quest, unless, and only to the extent that the District Court of the State of Nevada or the court in which such proceeding was brought or other court of competent jurisdiction determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the District Court of the State of Nevada or such other court shall deem proper. Additionally, in the cases of officers, there is a procedure for the determination of whether the officer seeking indemnification has met the applicable standard of conduct and whether indemnification is proper. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 8. Exhibits.

Exhibit No.	Description

4.1*

Restated Articles of Incorporation of Quest Resource Corporation (incorporated herein by reference to Exhibit 3.1 to Quest Resource Corporation's Registration Statement on Form 8-A12/G (Amendment No. 2) filed on December 7, 2005).

4.2*

Certificate of Designations for Series B Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to Quest Resource Corporation's Current Report on Form 8-K filed on June 1, 2006).

4.3*

Amendment to Quest Resource Corporation's Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Quest Resource Corporation's Current Report on Form 8-K filed on June 6, 2006).

4.4*

Third Amended and Restated Bylaws of Quest Resource Corporation (as adopted on May 7, 2008) (incorporated herein by reference to Exhibit 3.1 to Quest Resource Corporation's Quarterly Report on Form 10-Q filed on May 12, 2008).

4.5*

Rights Agreement dated as of May 31, 2006, between Quest Resource Corporation and UMB Bank, N.A., which includes as Exhibit A, the Certificate of Designations, Preferences and Rights of Series B Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Rights to Purchase Preferred Stock (incorporated herein by reference to Exhibit 4.1 to Quest Resource Corporation's Current Report on Form 8-K filed on June 1, 2006).

4.6*

Amendment No. 1 to the Rights Agreement, dated as of July 2, 2009, between Quest Resource Corporation and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. (incorporated herein by reference to Exhibit 4.1 to Quest Resource Corporation's Current Report on Form 8-K filed on July 7, 2009).

4.7*

Quest Resource Corporation Amended and Restated 2005 Omnibus Stock Award Plan (incorporated herein by reference to Exhibit 10.4 to Quest Resource Corporation's Current Report on Form 8-K filed on February 6, 2008).

4.8*	Amendments to 2005 Omnibus Stock Award Plan (incorporated herein by reference to Appendix A to Quest Resource Corporation's Proxy Statement filed on May 20, 2008).

4.9*

Nonqualified Stock Option Agreement, dated January 12, 2009, between Quest Resource Corporation and Eddie LeBlanc (incorporated herein by reference to Exhibit 10.1 to Quest Resource Corporation's Current Report on Form 8-K filed on January 14, 2009).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1	Consent of UHY LLP.

23.2	Consent of Cawley, Gillespie & Associates, Inc.

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included with Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this registration statement).

_____________________

* Incorporated by reference.

Item 9. Undertakings.

(a)		The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdi ction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 4th day of December, 2009.

QUEST RESOURCE CORPORATION

By:	/s/ David C. Lawler
Name:	David C. Lawler
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David C. Lawler and Eddie M. LeBlanc, III, and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ David C. Lawler	Chief Executive Officer, President	December 4, 2009
	David C. Lawler	and Director (Principal Executive
Officer)

By:	/s/ Eddie M. LeBlanc, III	Chief Financial Officer (Principal	December 4, 2009
	Eddie M. LeBlanc, III	Financial Officer and Principal
Accounting Officer)

By:	/s/ Jon H. Rateau	Chairman of the Board and Director	December 4, 2009
Jon H. Rateau

By:	/s/ John C. Garrison	Director	December 4, 2009
John C. Garrison

By:	/s/ William H. Damon III	Director	December 4, 2009
William H. Damon III